AGREEMENT RENEWAL

This is an Agreement between American Surgical Assistants, Inc., of 10039 Bissonnet Suite 250, Houston, Texas, 77036, hereby referred to as ASA, and Zak W. Elgamal of 15231 Black Falls Lane, Sugar Land, Texas 77478, SS# ###-##-#### hereby referred to as “Assistant”.

I. Assistant agrees to provide Surgical Assistant services, including covering call on weekdays, weekends and holidays as instructed by ASA under the following conditions:

1. Term of Agreement:

Subject to the provisions of termination set forth below, this Agreement will begin on May 1, 2006, for an initial period of Ten years. This Agreement shall be renewed automatically for equal periods, on the day of the anniversary of the Assistant’s initial date of hire unless either party notifies the other of his/her intent to terminate the Agreement, in writing, with a thirty-day advance notice.

2. Compensation:

Under the terms of this Agreement the Assistant is an employee of ASA and shall be compensated according to the following schedule:

A.

The annual compensation of Five Hundred and Sixty Four Thousand and Four Hundred Dollars ($564,400.00) payable in two equal semi-monthly payments of $23,600.00. Assistant agrees to maintain a daily work coverage schedule of Monday through Friday. This compensation applies to services rendered between the hours of 7:00 AM and 4:00 PM Monday through Friday, regardless of the time of day or total hours needed to complete these assignments. An additional payment of Two hundred Dollars (${423.30) per hour will be paid to the Assistant for overtime (over 40 hours per week).

B.

Should any changes in federal or state reimbursement laws or regulations occur which affect third party reimbursement during the term of this Agreement, ASA may request renegotiation of any applicable terms of this Agreement by a written notice to the Assistant. In the event no new Agreement has been reached within sixty days of such renegotiation notice, this Agreement will be automatically terminated within an additional thirty days without further notice.

3. Duties, Covenants and Responsibilities:

A.

ASA hires the Assistant as a Licensed Surgical Assistant, L.S.A. and/or Certified Surgical Assistant, C.S.A. The duties of the job are detailed in the attached job description which is part of this Agreement. ASA reserves the right to revise and update the job description periodically or whenever deemed necessary. The Assistant will devote full attention and energies to the business of ASA as described in the attached job description.

B.

Assistant is an employee of ASA, he/she remains responsible for all legal and tax consequences of his/her compensation. The Assistant acknowledges his/her familiarity with the manner under which assignments are made, he/she agrees that the assignment of duties is strictly under the guidelines set forth by ASA and are made to provide the suitable Assistant for the job and are not based on any personal preferences, there is no set minimum of number of hours or number of cases assigned to each Assistant. Surgeons’ preference and other technical considerations may affect the number of hours and/or cases allocated to each Assistant.

C.	Payment will be made to the Assistant on the fifteenth and the thirtieth days of the month for cases done in the two work weeks prior to the eighth and the twenty third days of the month respectively.

4. Confidentiality and Non-Competition:

Assistant agrees that during the term of this Agreement and the following two years after termination there of, not to reveal to, discuss with or divulge to any person or persons or entities any proprietary documents, copies of documents, trade secrets, confidential information, patient information, patient medical records and/or copies there of, details of procedures, diagnosis, photographs or any information regarding ASA and/or it’s patients or clients. The Assistant shall not directly or indirectly offer his/her services as described in the attached job description to any of ASA’s client institutions or client surgeons, within an extended radius of Ten (10) Miles from the present address of ASA at 10039 Bissonnet Street, Suite 250, Houston, Texas 77036-7852. This covenant shall remain in force for the duration of this Agreement and shall remain in full force for a period of Two Years from date of termination of Agreement.

The Assistant acknowledges his/her familiarity of and responsibility to abide by all HIPAA (Health Information Portability and Accountability Act) regulations pertinent to surgical assisting and agrees to be in full compliance with HIPAA regulations at all times. The Assistant also acknowledges his/her familiarity of and responsibility to abide by all JCAHO (Joint Commission Accreditation of Hospital Organization) regulations pertinent to surgical assisting, to include the National Patient Safety Goals, and agrees to be in full compliance with JCAHO regulations at all times.

In the event of any breach, ASA shall be entitled to full injunctive relief without need to post bond, which rights shall be cumulative with and not necessarily successive or exclusive of any other legal rights. This Agreement shall be binding and inure to the benefit of the parties, their successors, assignees and representatives. Upon breach the Assistant shall be responsible for all reasonable attorneys’ fees and costs incurred in the enforcement of this Agreement. Assistant agrees not to contract with or offer his/her services to any of ASA’s client institutions or client surgeons under any circumstances other than the terms of this Agreement until a period of One Year has passed from the date he or she is no longer affiliated with ASA.

II. Assistant agrees to provide ASA with the following documentation and items at the time of execution of this Agreement and agrees to provide ASA current documentation throughout the terms of this Agreement:

1.	All documentation required by law for verification of the Assistant’s immigration status or US Citizenship, and eligibility for gainful employment in the U.S.A.
2.	Texas Surgical Assistant Permit (license) with current registration and in good standing.
3.	Proof of current NSAA or ABSA certification and/or any required license or registration.
4.	Proof of current professional liability insurance, with limits acceptable to ASA and its Clients
5.	Proof of current CPR certification.
6.	Provide his/her own pager with digital capability, unless provided through ASA.

The Assistant acknowledges that he/she shall provide the services of Surgical Assistant under the direct supervision and instruction of the operating physician(s) and within the assignments relayed by ASA and communicated by the operating physician(s) and that at all times he/she shall act within the scope of his/her license and under the rules and regulations governing the standards of conduct and patient care in the clients’ facility as relayed to him/her by the Operating Room Supervisor or his/her representative.

Assistant acknowledges that all receivables generated from charges for services rendered by Assistant are the property of ASA. Assistant also acknowledges the receipt of compensation under this Agreement by Assistant is considered full payment for such services.

Breach of any of these conditions and limitations, and/or improper conduct will be grounds for immediate dismissal without recourse.

III. Assistant agrees to provide ASA with the front sheet of the patient’s chart and other documentation, as instructed, within Twenty Four Hours from the performance of the procedure, no documents or photocopies of any documentation shall be retained by the Assistant except for the pink copy of the “Physicians Order for Surgical Assistant Services” form.

IV. Scheduling cases for Assistants will be arranged by calling the Assistant within a reasonable time or as soon as the case is scheduled with the client institution.

V. All rights, powers and remedies granted under any term of this Agreement are in addition to, and not in limitation of any rights, powers or remedies which are granted under any other terms of this Agreement, at common law, in equity, by statute or otherwise, and all may be exercised separately or concurrently, in such order and as often as deemed necessary by either party. No delay or omission by either party to exercise any right, power or remedy shall impair such right, power or remedy or be construed as waiver of any breach or default hereunder and shall not constitute any waiver of future or subsequent breach or default.

VI. This Agreement constitutes the entirety of the Agreement between the parties with respect to the subject matter thereof. This Agreement supersedes any verbal or written Agreements prior to the date of this Agreement. Any provision of this Agreement that is held to be unenforceable for any reason shall not in any way shape or manner affect the validity of the remainder of this Agreement. Amendments and appendices or modifications to any of the terms of this Agreement shall not be valid unless executed in writing and signed by both parties.

VII. The laws of the State of Texas are the laws governing this Agreement and all related matters.

The signatory hereto does hereby represent individually and on behalf of the respective party whose name is this Agreement is being executed for whom the signatory hereto states that he/she is a duly authorized agent of such party and is authorized to execute the Agreement on its behalf.

ASA address is:

American Surgical Assistants, Inc.

10039 Bissonnet Street, Suite 250

Houston, Texas 77036-7852

Assistant’s address is:

15231 Black Falls Lane,

Sugar Land, Texas 77478

For ASA:	Assistant:

/s/Zak Elgamal & Jaime Olmo Jr.	/s/ Zak Elgamal
Zak Elgamal & Jaime Olmo Jr.	Zak Elgamal